Wagner M. Zago, Ph.D. [Address]	June 9, 2017

Dear Wagner:

I am pleased to confirm your promotion and appointment as Chief Scientific Officer by the Board of Directors of Prothena Corporation plc. In this position, you will continue to report to me, although your duties, title and reporting relationship may change, based on the Company’s needs and priorities.

Effective the beginning of the current payroll period (i.e., June 1), your new salary will be $345,000.00/year, paid twice per month. Your pay is subject to applicable taxes and withholdings.

As you know, Prothena embraces a pay-for-performance philosophy. You will continue to eligible for an annual cash bonus under the terms of the Company’s cash incentive plan (the Prothena Corporation plc Amended and Restated Incentive Compensation Plan). The amount of these annual cash bonuses are determined by the Company on the basis of a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. Effective June 1, 2017, your targeted cash bonus will be increased from 30% to 40% of your actual plan year salaried earnings (pro-rated for the period after that date). A condition to earning a cash incentive award is that you remain employed through the pay date of any otherwise earned award, which will be paid no later than March 15 in the year following the conclusion of the plan year. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

In connection with your appointment as Chief Scientific Officer, you are being granted, on the date of this letter, an option to acquire 20,000 shares of Prothena Corporation plc. This stock option award is subject to the terms and conditions of the Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan and the terms and conditions of the award agreement for such a stock option. The option exercise price will be equal to the closing price of Prothena Corporation plc’s ordinary shares on the NASDAQ Global Select Market on today’s date. Subject to your continued employment, the stock option will vest 25% on the first anniversary of the grant date, and monthly at a rate of 1/48th of the award thereafter, such that the option will fully vest after a four-year period of continuous employment.
You will continue to be eligible to participate in Prothena Biosciences Inc’s comprehensive health and welfare benefits program, retirement benefits plan, and the Prothena Biosciences Inc Amended and Restated Severance Plan, but your participation will now be as a Tier 1 employee.

Your employment with Prothena Biosciences Inc continues to be “at will.” This means that you and the Company each have the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment. Further, all benefits and compensation provided by the Company are contingent upon your continued employment.

To ensure rapid and economical resolution of any disputes regarding your employment, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this offer letter, or its interpretation, enforcement, breach, performance or execution, your employment with the Company and/or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You may be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The parties will share the costs of arbitration equally except that the Company will bear the cost of the arbitrator’s fee, any other type of expense or cost that the employee would not be required to bear if the employee were to bring the dispute or claim in court. Both parties will be responsible for their own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award. This arbitration provision does not apply to claims concerning worker’s compensation or unemployment insurance claims. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

To confirm the above, please sign this letter and return it to Kevin Hickey. By signing this letter, you acknowledge that it sets out our entire agreement between you and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices. No amendments to this agreement may be made except in writing signed by a duly authorized representative of Prothena.

Sincerely,

/s/ Gene Kinney

Gene Kinney
President and CEO
Prothena Biosciences Inc

ACCEPTANCE:

/s/ Wagner M. Zago          6-09-17
Wagner M. Zago                    Date